Exhibit 12

                              Hecla Mining Company

         Fixed Charge and Preferred Dividend Coverage Ratio Calculation

         For the years ended December 31, 2000, 2001, 2002, 2003, 2004 and quarter ended March 31, 2005

                          (In thousands, except ratios)

                                      2000        2001        2002       2003        2004       Q1 2005
                                    --------    --------    --------   --------    --------    --------
Net income (loss) before income
   taxes and cumulative effect of
   change in accounting principle   $(84,834)   $ (9,582)   $  7,945   $ (5,871)   $ (3,343)   $ (2,878)


Add: Fixed charges                    16,283      11,980      25,248     13,792      12,297         232
Less: Capitalized interest                --          --          --         --          --          --
                                    --------    --------    --------   --------    --------    --------

Adjusted income (loss) before
   income taxes and cumulative
   effect of change in accounting
   principle                        $(68,551)   $  2,398    $ 33,193   $  7,921    $  8,954    $ (2,646)
                                    ========    ========    ========   ========    ========    ========

Fixed charges:
   Preferred stock dividends        $  8,050    $  8,050    $ 23,253   $ 12,154    $ 11,602    $    138
   Interest portion of rentals           114          43         179        231         195          61
   Total interest costs                8,119       3,887       1,816      1,407         500          33
                                    --------    --------    --------   --------    --------    --------

Total fixed charges                 $ 16,283    $ 11,980    $ 25,248   $ 13,792    $ 12,297    $    232
                                    ========    ========    ========   ========    ========    ========

Fixed charge ratio                      (na)        (na)        1.3x       (na)        (na)        (na)


Inadequate coverage                 $ 16,283    $  9,582    $     --   $  5,871    $  3,343    $    232
                                    ========    ========    ========   ========    ========    ========